Exhibit 23.1

July 15, 2024

To:	Whom it may concern:

Re: ZRCN, Inc.

In connection with the filing of Form 10-K dated July 15, 2024, to be filed under the Securities Act of 1934 (U.S.) of ZRCN, Inc. (the “Company”), we consent to being named and to the use of our report dated July 15, 2024 to the shareholders of the Company on the following consolidated financial statements:

a)	Consolidated statements of financial position as at March 31, 2024.

b)	Consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

We report that we have read the Form 10-K and all information therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the filing of Form 10-K to which it is addressed in discharging its responsibilities and should not be used for any other purpose.

Sincerely,

/s/ Assurance Dimensions

We have served as the Company’s auditor since 2023.
Coral Springs, Florida
July 15, 2024

ASSURANCE DIMENSIONS CERTIFIED PUBLIC ACCOUNTANTS & ASSOCIATES

also d/b/a McNAMARA and ASSOCIATES, PLLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 4720 Salisbury Road, Suite 223 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.